COSTA BRAVA PARTNERSHIP III, L.P., et al.	*	IN THE

Plaintiffs	*	CIRCUIT COURT

v.	*	FOR

TELOS CORPORATION, et al.	*	BALTIMORE CITY

Defendants	*	Part 20

	*	Case No.: 24-C-05-009296

* * * * *	*	* * * * *

TELOS CORPORATION, et al.	*

Counter-Plaintiffs	*

v.	*

COSTA BRAVA PARTNERSHIP III, L.P., et al.	*

Counter-Defendants	*

****************************************************************************************************************

CONSENT ORDER

Upon the consent and agreement of defendant and counter-plaintiff Telos Corporation (“Telos”) and plaintiff and counter-defendant Costa Brava Partnership III, L.P. (“Costa Brava”), this 4th day of June, 2007,

1.	Costa Brava hereby agrees to cease, desist and refrain from initiating any and all direct or indirect, verbal or written, contact or communications with Wells Fargo pertaining to alleged violation of court orders entered in a proceeding in England that allegedly reached a full and final settlement over three years ago; and

2.	It is hereby noted that Costa Brava disputes the allegations in the counterclaim and reserves the right to litigate the claims at a later date; and

3.	The Court hereby ORDERS that this Consent Order shall stay in full force and effect until the Court holds a hearing on and resolves Telos’ pending motion for preliminary injunction; and further

4.	The Consent Order entered on May 30, 2007 is hereby VACATED.

/s/ Albert J. Matricciani, Jr.
ALBERT J. MATRICCIANI, JR. Judge

cc:	All Counsel (via LexisNexis E-Serve)

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